Exhibit 99.1

                         TECHNOLOGY RESEARCH CORPORATION
          ANNOUNCES STRONG YEAR END AND FOURTH FISCAL QUARTER RESULTS

CLEARWATER, FLORIDA, April 23, 2003 --Robert S. Wiggins, Chairman and Chief Executive Officer of Technology Research Corporation (TRC), (NASDAQ-TRCI), announced today that the Company's operating revenues for the fourth quarter ended March 31, 2003 were $5,355,518, compared to $3,981,533 reported in the same quarter last year, an increase of approximately 35%. Net income for the fourth quarter was $367,242, compared to $98,843 for the same quarter last year, an increase of approximately 272%. Basic and diluted earnings were $.07 per share for the fourth quarter, compared to $.02 per share for the same quarter last year.

Net income improved in the Company's fourth quarter ended March 31, 2003, compared to the prior year's quarter primarily due to an increase in revenues. The Company's commercial sales increased by $891,870, of which $650,000 was attributed to the Company's shipments to a major sprayer/washer manufacturer in the quarter, as previously reported. Military sales increased by $499,966, and royalty income was down $17,851.

The Company's operating revenues for the year ended March 31, 2003 were $17,761,936, compared to $16,684,285 reported in the prior year, an increase of approximately 6%. Net income was $1,014,791 for the year, compared to $200,360 reported in the prior year, an increase of approximately 406%. Basic and diluted earnings were $.19 per share for the year, compared to $.04 per share for the prior year.

Mr. Wiggins commented, "I am pleased with the Company's performance in Fiscal Year 2003. The improvement over the prior year was the result of increased revenues, higher gross profit margins and lower interest expense. Gross profit margins improved as the result of product mix plus productivity and quality improvements in manufacturing. Interest expense was reduced as a result of the Company remaining debt-free during the last three quarters of its fiscal year. Currently, all of the Company's $3,000,000 line of credit is available for use, and the Company's cash balance as of March 31, 2003 increased to $2,529,562. While uncertainties still exist in the economy, the Company expects its business to remain stable throughout Fiscal Year 2004."

For the fiscal year ended March 31, 2003, commercial revenues decreased slightly by $21,167, military revenues improved by $1,144,878 and royalty income was down by $46,060 compared to the prior year. Commercial revenues continued to be affected in Fiscal Year 2003 by competitive pressures and the current weakness in the global economy; however, commercial revenues for the fourth quarter strengthened as the result of shipments of $650,000 to a major sprayer/washer manufacturer. Increased direct military shipments of field support parts for existing systems and strong shipments of control devices related to the Tactical Quiet Generator (TQG) programs resulted in record military revenues of $7,386,144 for Fiscal Year 2003. Raymond B. Wood, Senior Vice President and Director of Government Operations and Marketing, commented, "We have completed an extraordinary year for the Company. In support of recent military deployment, the Company has responded to the demand with on-time shipments while achieving its highest level of production ever for its military products."

The market for the Company's Fire Shield(r) products continued to develop during Fiscal Year 2003. The Company shipped Fire Shield Power Surge Strips, a new product, to approximately 620 Wal-Mart Stores, Inc. In addition, Fire Shield licensed technology generated royalties of approximately $50,000 during the fiscal year. Fire Shield product sales and royalties currently represent approximately 2% of the Company's total revenues. The Company believes that its patented Fire Shield technology represents its most significant opportunity for growth.

The fourth quarter dividend of $.015 per share will be paid on April 25, 2003 to shareholders of record on March 31, 2003. The Company paid dividends of $.045 per share for Fiscal Year 2003.

TRC is an internationally recognized leader in electrical safety products that prevent electrocution and electrical fires and protect against serious injury from electrical shock. Based on its core technology in ground fault sensing, products are designed to meet the needs of the consumer, commercial and industrial markets worldwide. The Company also supplies power monitors and control equipment to the United States Military and its prime contractors.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements are related to future events, other future financial performance or business strategies, and may be identified by terminology such as "may," "will," "should," "expects," "scheduled," "plans," "intends," "anticipates," "believes," "estimates," "potential," or "continue," or the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events as well as results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.

                           Comparative Operating Results



                                Three Months Ended         Twelve Months Ended

                             3/31/2003     3/31/2002     3/31/2003    3/31/2002

Operating revenues         $ 5,355,518   $ 3,981,533   $17,761,936  $16,684,285

Income before taxes        $   496,537   $   159,601   $ 1,424,329  $   294,471

Net income                 $   367,242   $    98,843   $ 1,014,791  $   200,360

Basic earnings per share   $    .07      $    .02      $    .19     $    .04

Weighted average number
  of common shares
  outstanding                5,440,370     5,437,497     5,438,381    5,437,497

Diluted earnings per share $    .07      $    .02      $    .19     $    .04

Weighted average number
  of common and equivalent
  shares outstanding         5,554,020     5,449,515     5,482,450    5,457,896

Dividends paid             $    .015     $    .01      $   .045     $    .04

Net income                 $   367,242   $    98,843   $ 1,014,791  $   200,360
Interest expense                     -         7,624         1,153       79,337
Income taxes                   129,295        60,758       409,538       94,111
Depreciation                   199,962       234,936       857,374      897,236
Amortization                   119,390        86,957       445,021      380,737
    EBITDA                 $   815,889   $   489,118   $ 2,727,877  $ 1,651,781

Note: EBITDA refers to earnings before interest, income taxes, depreciation and amortization. The Company wishes to present its EBITDA results as an indication of its liquidity and should not be interpreted as earnings.

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